Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March, 13, 2015, in the Registration Statement on Form S-1 and related Prospectus of Cidara Therapeutics, Inc. dated March 13, 2015 for the registration of shares of its common stock.

/s/ Ernst & Young

San Diego, CA

March 13, 2015